Exhibit 13.5

Blockstack April 2019 Overview blockstack.org

This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities. We are not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the Securities and Exchange Commission (SEC) and the SEC has “qualified” the offering statement. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

An indication of interest involves no obligation or commitment of any kind.

Any person interested in investing in any offering of Stacks Tokens should review our disclosures and the publicly filed offering statement relating to that offering, a copy of which is available on this website.

You may obtain a copy of the preliminary offering circular that is part of that offering statement at stackstoken.com.

Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

What is Blockstack? A complete decentralized computing platform and app ecosystem Blockstack is a full-stack decentralized computing platform that enables a new generation of applications where developers and users can interact fairly and securely. Blockstack builds protocols and developer tools designed to enable a fair and open Internet that returns digital rights to developers and consumers. Led by some of the world's foremost experts on distributed systems, Blockstack allows users to own their data that they can take with them from app to app in the ecosystem, along with their ID that eliminates the need for password-based logins. The end result is privacy, security, and freedom.

The Next Wave of Computing Computing systems have followed a swing of a pendulum, with centralized computing on one end and decentralized computing on the other. The mainframes of the 60s and 70s had a “centralized” computing model where a single mainframe would serve an entire office building. The desktop revolution of the 1980s and 1990s was a massive shift away from mainframes and people had computers in their homes. In the 2000s and 2010’s we saw a shift towards cloud computing. Our laptops are just screens and all of our compute-jobs go to the cloud. The next wave of computing is going to be a shift away from cloud computing towards decentralized computing. Blockstack aims to accelerate and facilitate this new age of decentralized computing.

The History of Blockstack

Blockstack was started by Muneeb Ali & Ryan Shea in 2013 out of the CS department at Princeton University.

PRINCETON UNIVERSITY

The project was largely in R&D stage between 2013 to 2016 and a first component of Blockstack, a decentralized identity system, launched in March 2014.

Blockstack graduated from Y Combinator in the Summer of 2014. Union Square Ventures (USV) led the Seed round.

Y Combinator USV

In 2016, three peer-reviewed research publications come out of the work.

usenix THE ADVANCED COMPUTING SYSTEMS ASSOCIATION

In 2016, development began on the core platform and the team raised $4M in a Series A funding round led by Union Square Ventures.

In 2017, the Blockstack developer platform was launched with a developer-release of Blockstack Browser and Gaia, a decentralized storage system.

Conducted a token offering in Q4 2017 which resulted in ~$50 million total raised, and over 800 accredited investors, qualified purchasers, and institutions participating. In 2018, the Stacks blockchain testnet launched. Other launches included iOS and Android SDKs, multiplayer storage, and the Stacks wallet. Hosted Blockstack Berlin, keynoted by Edward Snowden. In 2019, ramped App Mining pilot to include 65 independent startups, launched iOS and Android authentication, and released prototype of virtual machine (VM) for Stacks smart contracting language. In 18Q4, the Stacks Blockchain launched, tokens were distributed and the first Stacks transaction was sent. Achieved Milestone 1, unlocking $25M in capital. Launched App Mining Pilot. Held the Decentralizing the World Tour with 31 global meet ups.

How Blockstack Works Users download Blockstack and it installs everything they need to gain access to the new internet for decentralized apps. Users create an account and a keychain is created on user devices. This keychain lets them sign and encrypt their files locally before it is synced and backed up to the cloud, enabling true data ownership. Users create and verify the first identity they truly own, a Blockstack ID. This means strong protection against account hijacking and impersonation. Users can rest easy knowing they’re talking to the right people and signing in to the right apps.

Blockstack for Developers

We make building blockchain apps really easy for devs

One of the most incredible aspects of Blockstack is its ability to simplify application development and make it easier to build decentralized applications than traditional applications.

Developers are provided with simple libraries that abstract away the blockchain complexity.


New app
Built on Stacks, Auth & Gaia
Auth & Gaia
Javascript: authentication and file storage
Stacks Blockchain
Rust: Provides security and consensus

Any javascript developer can build a Blockstack app in 1 hour. No coding language to learn.

We have shipped our alpha decentralized computing platform

Blockchain ✓
Stacks
Performant and secure consensus based on Tunable Proof-of-Work.
Shipped 2018

Dev tools ✓
Blockstack.js
Abstracts the complex blockchain stuff and makes app development fast/easy.
Shipped 2017

File storage ✓
Gaia
Decentralized, encrypted, and user-controlled cloud storage for Blockstack apps.
Shipped 2017

Auth ✓
Blockstack Auth
Universal, password-less login for all Blockstack apps.
Shipped 2017

App funding ✓
App Mining
Automated app ranking and rewards for bootstrapping quality app development
Shipped 2018

Discovery ✓
Blockstack Browser
Desktop and mobile launchpad for discovering apps and using authentication.
Shipped 2017

Smart contracts
Launching Q2
Provably secure LISP smart contracts language. Will enable marketplaces and financial apps.
Launching Q2

Mining
Tunable Proof-of-Work
Incentivizing blockchain security and performance through Tunable Proof-of-Work.
Compliant launch

[LOGO]

Application Growth 65 Startups have launched production apps on our infrastructure in the past 5 months. App Mining, an app growth engine, is accelerating developer adoption. App Growth We worked with Princeton and NYU game-theorists to build funding mechanism to incentivize app developers and catalyze an app -quality flywheel. Only $100K flowing through pilot (10x increase soon).

Developer Growth 2,375 Developers attended our recent Decentralizing the World tour which included 47+ meet ups internationally and 3 larger events in Hong Kong, London, and New York City. Community Member Growth The Blockstack community is filled with enthusiastic members across the forums, the mailing list, the Slack group, the subreddit, and the meet up groups. Developer evangelists congregate in their own Slack channel an d coordinate about events and best practices on weekly conference calls.

Stacks token: Fuel for a new economy Stacks are consumed as “fuel” to register digital assets and smart contracts. Stacks are the basic economic unit enabling ecosystem transact and align incentives. members to Registe r ap ps Charge custome rs for subscrip tions Cre ate app toke ns and app chains Create in-ap p digital asse ts Register digital identities Trade/transfer digital assets Receive mining rewards Form mining pools/instruments Monetize data storage Monetize new infrastructure Treasury to support protocol development Capital investment Staking to support apps

Who Makes up Blockstack

Blockstack is an open source project and a Public Benefit Corp. Blockstack PBC has historically taken the lead on Blockstack protocol development, but that has been changing over time. More and more independent parties are taking on greater roles in the protocol's development.

The Blockstack PBC team is made up of experts in distributed systems, computer security, and product design. Team members live around the world from New York to Toronto to Hong Kong. They include 5 PhDs from Princeton, Stanford and engineers from MIT, Waterloo etc as well as designers and marketers with experience running companies since their inception.

Blockstack PBC works with hundreds of community contributors and has raised venture capital from some of the top investors in the world like Union Square Ventures, Zhen Fund, Y Combinator, Lux Capital, Winklevoss Capital, and Naval Ravikant.

Technical + Compliance Team



Muneeb Ali
CEO & Co-Founder
Jude Nelson
Core Engineer
Aaron Blankstein
Core Engineer
Mike Freedman
Professor, Princeton
PhD
Albert Wenger
Managing Partner, USV
PhD
JP Singh
Professor, Princeton
Shreyas Thiagaraj
Core Developer
Virginia Hickox
Infrastructure
Matthew Little
Core Developer
Yukan Liao
Core Developer
Jeff Domke
Head of Product
Mary Anthony
Education & Docs
Jesse Soslow, Esq
Legal & Finance
Frederick Lee, Esq
Legal
Saurabh Pathak, CPA
Financial controller

Existing Investors

USV
LUX
Y
version one
foundation capital
DCG
Huobi Capital
SVAngel
WINKLEVOSS CAPITAL
FBG
ZhenFund

Research + Product Experience

Yale
Penn
BlackRock
NYU
Harvard University
University of California
Princeton University
MIT Massachusetts Institute of Technology
amazon
docker
Johns Hopkins University
Stanford University
GitHub
ATLASSIAN
Palantir

BLOCKSTACK

Blockstack in the News

South China Morning Post

"Blockstack is a decentralised internet where users keep their data locally when they run apps, and a Hong Kong-based software engineer is helping get the project off the ground" - *'New internet' looks to keep user data away from tech giants*

The New York Times

"Cryptocurrency could wind up building something much more important than wealth." - Beyond The Bitcoin Bubble



"Blockchain and its technological cousins such as Ethereum and Blockstack employ the decentralized architecture that can protect and authenticate data and "address the evils of the Google Age" - Life after Google: The Fall of Big Data

CoinDesk

"Blockstack is moving out of the infrastructure phase and into supporting scalable dapps, he said, adding that "they're getting real traction and real users." - Blockstack Announces 'Universal App Store for the Decentralized Web

The Economist

"[Blockstack's] main aim is to use technology to make the online world a more decentralised place where people can do business 'on their own terms'" - Blockchain Technology May Offer A Way To Re-decentralise The Internet

VICE

"An open-source project is trying to address some of the fundamental problems with the modern web." - *This Blockchain Startup Wants to End Corporate Dominance of the Internet*

MIT Technology Review

"Blockstack's system would let you control your own personal data—for example, by revoking a site's access to it." - *One Startup's Vision to Reinvent the Web for Better Privacy*

LEGAL DISCLAIMER This presentation contains statements about Stacks tokens, a cryptographic asset being developed by Blockstack Token LLC. Nothing in this presentation should be viewed as an offer or sale of Stacks tokens or securities. No money or other consideration is being solicited with respect to any current or future public offering of securities, and if sent in response for such an offering, will not be accepted. No such offer to buy securities can be accepted and no part of the purchase price in any such offering can be received until an offering statement is qualified under Regulation A pursuant to the Securities Act of 1933, as amended by the U.S. Securities and Exchange Commission (the “SEC”), or a registration statement is declared effective by the SEC. In any such future and potential offering, any offer made pursuant to an offering statement may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date, and an indication of interest made by a prospective investor in any such offering is non-binding and involves no obligation or commitment of any kind. Any offer to buy securities will be made only pursuant to an offering statement filed with the SEC, and this presentation does not relate to any such offering statement or any offering. SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS This presentation contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to management. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “is designed to,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this presentation include, but are not limited to, statements about: Blockstack’s plans for developing the Blockstack network and ecosystem, and the evolution and future of computing. We cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.